For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
John Rigali	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Corporation Responds to Letter from Activist Director

EL SEGUNDO, Calif., November 16, 2007 - Peerless Systems Corporation (Peerless) (Nasdaq: PRLS), today responded to a November 14, 2007, letter to the Peerless board of directors submitted by an activist director who subsequently made the letter public through a filing with the Securities and Exchange Commission.

Peerless president and CEO Richard L. Roll said it was regrettable that the company was conducting board-level communications in an open forum, but due to the number of false and misleading statements made in the publicly filed letter by director Timothy Brog, the company and its board have been compelled to respond in kind.

“We are troubled by Mr. Brog’s motives and the timing of his letter, particularly in light of the significant improvements we have made to Peerless’ financial condition and the strategic initiatives we are pursuing,” Roll said. “Now, instead of fully focusing on day-to-day operations and potential opportunities, we are once again directing valuable time and resources toward the disruptive conduct of an activist who has very limited experience in our industry or as a public-company director.”

The Company said that contrary to Mr. Brog’s assertion, Peerless is not in violation of its June 4, 2007, Settlement Agreement with the Peerless Full Value Committee. The Nominating Committee is not obligated to accept the nominee of a specific large shareholder solely because the nominee has been submitted. Moreover, the Nominating Committee offered a Board seat to a nominee of the aforementioned shareholder, and while qualified, the individual declined the nomination due to logistical reasons and insufficient compensation. The Company noted that it is Mr. Brog who violated the Agreement when he voted against two of the current directors who were approved by the Nominating Committee and all of the other directors. The Board continues to make the addition of an independent director a priority, but cannot and will not sacrifice quality.

The Company said that Mr. Brog’s letter also included false statements, omissions, and gross exaggerations of proposed director compensation. For instance, when comparing his approximated fiscal 2007 aggregate board compensation to that of the next twelve months, Mr. Brog failed to mention that there were fewer independent directors last fiscal year. The fees approved by the Board for non-employee directors include cash of less than $60,000 under normal conditions, the same stock options awarded to directors in previous years, and 10,000 shares of restricted common stock which vest over four years.

The Company said that it is unseemly and inappropriate that Mr. Brog would publicly mischaracterize the performance and experience-level of certain co-directors who collectively have many years of public company board experience and have achieved an extraordinary level of business success during their careers.

“In spite of the motives of a single director, each of the other members of the Peerless board is committed to growing this Company for the benefit of its shareholders. We remain very optimistic about the opportunities we are pursuing and our prospects for long-term success.”

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements.

The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007, and those described under “Item 1A. Risk Factors” in the most recent Quarterly Report on Form10-Q for the quarter ended July 31, 2007, filed on September 10, 2007.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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